AGILYSYS FISCAL 2019 SECOND QUARTER REVENUE RISES 14% TO RECORD $34.2 MILLION

Recurring Revenue Increases 10% to Record $18.9 Million, Inclusive of 27% Growth in SaaS Revenue

Third Consecutive Quarter of Positive Adjusted Earnings from Operations

Alpharetta, GA - October 25, 2018 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2019 second quarter ended September 30, 2018.

Summary of Fiscal 2019 Second Quarter Financial Results

•	Total net revenue was a record $34.2 million, compared to total net revenue of $30.1 million in the comparable prior-year period.

•
Recurring revenues (which are comprised of support, maintenance and subscription services) were a record $18.9 million, or 55% of total net revenue, compared to $17.1 million, or 57% of total net revenue, for the same period in fiscal 2018. SaaS revenues increased 27% year over year and comprised 34% of total recurring revenues, compared to 29% of total recurring revenues in the second quarter of fiscal 2018.

•	Gross margin was 51.9% in the fiscal 2019 second quarter, compared to 51.0% in the prior-year period.

•	Net loss in the fiscal 2019 second quarter was $(3.8) million, or $(0.16) per diluted share, compared to a net loss of $(3.2) million, or $(0.14) per diluted share, in the prior-year period.

•
Adjusted EBITDA (non-GAAP) was $2.6 million, compared to Adjusted EBITDA of $2.3 million in the same period last year. As described below, due to a change in software development and deployment methodologies during the quarter, capitalized software development costs were significantly lower compared to the same period last year. If all software development costs were not capitalized in both periods (non-GAAP), then Adjusted EBITDA would have been $2.6 million in the fiscal 2019 second quarter and Adjusted EBITDA in the fiscal 2018 second quarter would have been $(0.2) million (see reconciliation below).

•
Adjusted earnings from operations (“AOE”) (non-GAAP) in the fiscal 2019 second quarter was $2.0 million, compared to a loss in the fiscal 2018 second quarter of $(1.2) million (see reconciliation below).

As previously reported, the fiscal 2019 second quarter is the first quarter in which the Company adopted agile development and deployment methodologies across all of its products, allowing for significantly reduced time between the design of new products and their distribution in the market. The result of this change increased the amount of product development costs included in operating expenses and significantly decreased the amount of product development costs capitalized in the quarter. A reconciliation table on the last page of this release provides a comparison of the previously reported fiscal 2018 second quarter Adjusted EBITDA to a presentation that incorporates all software development costs as if they were not capitalized in both periods.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “The fiscal 2019 second quarter results continue to demonstrate our ability to generate record revenue and improve our overall financial health while also continuing to elevate our talent levels. The fiscal 2019 second quarter was the second consecutive quarter we generated record revenue and the fourth consecutive quarter of sequential revenue growth. The 14% year over year quarterly revenue growth was driven by SaaS revenue growth of 27%, among other factors. Overall recurring revenue increased to a quarterly record $18.9 million. With recurring revenue, including SaaS revenue, accounting for approximately 55% of overall revenue in the fiscal 2019 second quarter and our highly predictable services revenue accounting for approximately 19% of overall revenue, we continue to have good revenue visibility.

“Our current strong focus on customer service excellence and increasing pace of product development and innovation velocity are driving our business growth. Given how successful our U.S. based R&D centers have been in leading and collaborating with our currently 320-person strong India Development Center, as reflected in our dramatically increased R&D capacity without any significant impact on overall R&D costs as a percentage of revenue, we have decided to increase our U.S. engineering resource strength and double our capacity in the India Development Center over the next 12 to 15 months. We expect this significantly increased R&D capacity will help us further improve on our current business growth momentum. Notwithstanding the additional investments we will be making for this planned R&D expansion, we expect our Adjusted Earnings from Operations (AOE) for fiscal 2019 will be at or slightly better than our prior guidance of approximately break-even AOE.

“We remain focused on disciplined profitable revenue growth. AOE in the fiscal 2019 second quarter was a record $2.0 million and was the third consecutive positive AOE quarter - the only three such quarters since our transition in fiscal 2014 into a pure play software technology solutions provider focused on the hospitality sector. AOE for the first half of fiscal 2019 rose $6.9 million, on an approximately $4.0 million revenue improvement. Our current sales and overall business momentum continues to be positive and over the second half of fiscal 2019 and beyond, we expect to continue to build on our quarterly sequential revenue growth trend. While we believe there are still considerable improvements we can achieve in our business, we are pleased our operating results are beginning to reflect some of the benefits of our execution against our strategic initiatives.”

Fiscal 2019 Outlook
Agilysys today reiterated its previously provided forecast for fiscal 2019 full year revenue growth of approximately 10%, compared to fiscal 2018 revenue of approximately $127 million. In addition, despite the additional planned near-term R&D investments not previously contemplated, the Company now expects that it will record approximately break-even or modestly higher Adjusted Earnings from Operations (non-GAAP measure) in fiscal 2019, compared to the loss of approximately $6.0 million for this metric in fiscal 2018. Agilysys also expects fiscal 2019 year-end cash and cash equivalents to reflect a decline of approximately $3 million to $5 million, from the fiscal 2018 year-end balance of $39.9 million, a significant improvement from the over $9 million decline in fiscal 2018.

The Company defines adjusted earnings from operations as adjusted EBITDA, less capital expenditures and capitalized software development costs, which management believes is a meaningful measure of earnings and provides insight to investors on the Company’s overall profitability and cash generation from core operations. Adjusted earnings from operations include costs for capitalized efforts while minimizing the seasonality of the Company’s cash flows due to the timing of billing.

Tony Pritchett, Chief Financial Officer, commented, “We continue to achieve momentum in our business with fiscal 2019 second quarter revenue and AOE both reflecting record quarterly performance. Our financial results through the first half of the year have positioned the Company well to achieve our financial goals for fiscal 2019. Importantly, as we invest in our initiative to increase our U.S. engineering and India Development Center resources, our fiscal discipline and expected continued revenue growth allows us to undertake this significant expansion without any significant increase in overall research and development expenses as a percentage of revenue as well as to be on track to achieve break-even to slightly positive AOE this year.

“Our cash balance declined approximately $7.0 million in the first half of fiscal 2019 compared to approximately $10.7 million in the first half of fiscal 2018. Due to the timing of billing our annual maintenance agreements, our cash flow typically improves in the second half of the fiscal year. We expect our cash balance will grow over the second half of the fiscal year and we will end the year with cash on hand of $35 million to $37 million. We continue to have a healthy balance sheet that enables us to invest in initiatives that will deliver profitable revenue growth. In addition, the revenue momentum we are achieving now and which we expect will continue in fiscal 2020 and beyond, positions the Company to achieve our near and long-term goals of growing profitably and creating shareholder value.”

New Revenue Recognition Standard
On April 1, 2018, Agilysys adopted accounting standard update No. 2014-09 ("ASC 606"), the Financial Accounting Standards Board's new revenue recognition standard. Financial results for the three month and six month periods ended September 30, 2018 reflect this accounting standard. Financial results for the three month and six month periods ended September 30, 2017 have not been restated and are reported under the accounting standards in effect during that period. The impact on revenue, net loss, Adjusted EBITDA, and Adjusted Earnings from Operations ("AOE") from the adoption of ASC 606 was immaterial.

2019 Second Quarter Conference Call and Webcast
Agilysys is hosting a conference call and webcast today, October 25, 2018, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 3565279. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately, two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our guidance relating to revenue, adjusted earnings from operations and cash and cash equivalent balance, and statements we make regarding continuing business and revenue momentum, maintaining revenue growth, increases in research and development capacity, and improvements in financial results and shareholder value.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include adjusted EBITDA and adjusted earnings from operations. Management believes that such information can enhance investors’ understanding of the company’s ongoing operations. See the accompanying table below for a reconciliation of adjusted EBITDA and adjusted earnings from operations to the most closely related GAAP measure.

About Agilysys
Agilysys is a leading technology company that provides innovative software and services for point-of-sale (POS), property management (PMS), reservation and table management, inventory and procurement, workforce management, analytics, document management, and mobile and wireless solutions exclusively to the hospitality industry. Our products and services allow operators to streamline operations, improve efficiency and understand customer needs across their properties to deliver a superior overall guest experience. The result is improved guest loyalty, growth in wallet share and increased revenue as they connect and transact with their guests based upon a single integrated view of individual preferences and interactions. We serve four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Corporate Foodservice Management; and Restaurants, Universities, Stadia and Healthcare.

Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information, visit www.agilysys.com.

# # #
Investor Contact:
Tony Pritchett
Chief Financial Officer
Agilysys, Inc.
770-810-7941 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com

- Financial tables follow -

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenue:
Products	$8,769	$7,318	$17,849	$17,601
Support, maintenance and subscription services	18,856	17,108	36,785	33,775
Professional services	6,578	5,703	13,576	12,618
Total net revenue	34,203	30,129	68,210	63,994
Cost of goods sold:
Products (inclusive of developed technology amortization)	7,703	5,419	14,833	13,042
Support, maintenance and subscription services	3,977	4,446	8,051	8,478
Professional services	4,774	4,894	9,688	10,430
Total cost of goods sold	16,454	14,759	32,572	31,950
Gross profit	17,749	15,370	35,638	32,044
Gross profit margin	51.9%	51.0%	52.2%	50.1%
Operating expenses:
Product development	10,151	6,812	17,240	13,438
Sales and marketing	4,393	4,207	9,146	9,337
General and administrative	5,176	5,561	11,181	12,361
Depreciation of fixed assets	676	700	1,282	1,312
Amortization of intangibles	674	465	1,217	950
Restructuring, severance and other charges	448	826	889	863
Legal settlements	35	—	126	—
Total operating expense	21,553	18,571	41,081	38,261
Operating loss	(3,804)	(3,201)	(5,443)	(6,217)
Other (income) expense:
Interest (income)	(97)	(23)	(152)	(51)
Interest expense	3	2	5	4
Other expense (income), net	28	(37)	228	(147)
Loss before taxes	(3,738)	(3,143)	(5,524)	(6,023)
Income tax expense	53	105	4	183
Net loss	$(3,791)	$(3,248)	$(5,528)	$(6,206)

Weighted average shares outstanding	23,131	22,760	23,113	22,740

Loss per share - basic and diluted:
Loss per share	$(0.16)	$(0.14)	$(0.24)	$(0.27)

Weighted average shares outstanding - diluted	23,131	22,760	23,113	22,740

Net loss per share - diluted:
Net loss per share	$(0.16)	$(0.14)	$(0.24)	$(0.27)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share data)	September 30,	March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$32,904	$39,943
Accounts receivable, net of allowance for doubtful accounts of $830 and $900, respectively	18,963	16,389
Contract assets	4,696	—
Inventories	1,678	1,999
Prepaid expenses and other current assets	5,089	5,593
Total current assets	63,330	63,924
Property and equipment, net	16,355	17,512
Goodwill	19,622	19,622
Intangible assets, net	8,461	8,484
Software development costs, net	41,159	45,181
Other non-current assets	4,699	2,484
Total assets	$153,626	$157,207

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,381	$8,400
Contract liabilities	25,789	26,820
Accrued liabilities	9,459	9,241
Capital lease obligations, current	72	120
Total current liabilities	42,701	44,581
Deferred income taxes, non-current	274	227
Capital lease obligations, non-current	45	57
Other non-current liabilities	3,632	3,911
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,530,629 and 23,324,679 shares outstanding at September 30, 2018 and March 31, 2018, respectively	9,482	9,482
Treasury shares, 8,076,202 and 8,282,152 at September 30, 2018 and March 31, 2018, respectively	(2,424)	(2,486)
Capital in excess of stated value	(451)	(1,911)
Retained earnings	100,687	103,601
Accumulated other comprehensive loss	(320)	(255)
Total shareholders' equity	106,974	108,431
Total liabilities and shareholders' equity	$153,626	$157,207

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(In thousands)	September 30,
	2018	2017
Operating activities
Net loss	$(5,528)	$(6,206)
Adjustments to reconcile net loss to net cash used in operating activities
Net restructuring, severance and other charges	(126)	19
Net legal settlements	126	—
Depreciation	1,282	1,312
Amortization	1,217	950
Amortization of developed technology	6,010	4,727
Deferred income taxes	54	87
Share-based compensation	1,674	2,318
Change in cash surrender value of company owned life insurance policies	(8)	(6)
Changes in operating assets and liabilities	(7,449)	(4,849)
Net cash used in operating activities	(2,748)	(1,648)

Investing activities
Capital expenditures	(1,333)	(3,106)
Capitalized software development costs	(2,189)	(5,477)
Investments in corporate-owned life insurance policies	(2)	(2)
Net cash used in investing activities	(3,524)	(8,585)

Financing activities
Repurchase of common shares to satisfy employee tax withholding	(557)	(519)
Principal payments under long-term obligations	(59)	(61)
Net cash used in financing activities	(616)	(580)
Effect of exchange rate changes on cash	(151)	90
Net decrease in cash and cash equivalents	(7,039)	(10,723)
Cash and cash equivalents at beginning of period	39,943	49,255
Cash and cash equivalents at end of period	$32,904	$38,532

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$74	$385
Accrued capitalized software development costs	—	357

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EARNINGS FROM OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands)	September 30,		September 30,
	2018	2017	2018	2017

Net loss	$(3,791)	$(3,248)	$(5,528)	$(6,206)
Income tax expense	53	105	4	183
Loss before taxes	(3,738)	(3,143)	(5,524)	(6,023)
Depreciation of fixed assets	676	700	1,282	1,312
Amortization of intangibles	674	465	1,217	950
Amortization of developed technology	3,347	2,420	6,010	4,727
Interest (income)	(94)	(21)	(147)	(47)
EBITDA (a)	865	421	2,838	918
Share-based compensation	1,265	1,099	1,674	2,318
Restructuring, severance and other charges	448	826	889	863
Other non-operating expense (income)	28	(37)	228	(147)
Legal settlements	35	—	126	—
Adjusted EBITDA (b)	$2,641	$2,310	$5,755	$3,953
Capitalized software development costs	(57)	(2,487)	(2,189)	(5,477)
Adjusted EBITDA less capitalized software development costs (c)	2,584	(177)	3,566	(1,524)
Capital expenditures	(589)	(981)	(1,333)	(3,106)
Adjusted Earnings from Operations (d)	$1,995	$(1,158)	$2,233	$(4,630)

Product development (operating expenses)	$10,151	$6,812	$17,240	$13,438
Capitalized software development costs	$57	$2,487	$2,189	$5,477
Product development plus capitalized software development costs (e)	$10,208	$9,299	$19,429	$18,915

(a) EBITDA is defined as net income before income taxes, interest expense, depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as income before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) restructuring, severance, and other charges, iii) asset write-offs and other fair value adjustments, iv) share-based compensation, and v) other non-operating (income) expense

(c) Adjusted EBITDA less capitalized software development costs, a non-GAAP financial measure, is defined as Adjusted EBITDA, less capitalized software development costs

(d) Adjusted Earnings from Operations, a non-GAAP financial measure, is defined as Adjusted EBITDA less capitalized software development costs, less capital expenditures

(e) Product development plus capitalized software development costs, a on-GAAP financial measure, is defined as total product development costs plus capitalized software development costs